Exhibit 4.1

BLACKROCK ASSET MANAGEMENT INTERNATIONAL INC,

as Sponsor

and

THE BANK OF NEW YORK MELLON,

as Trustee

Depositary Trust Agreement

iShares® Copper Trust

Dated as of [            ], 20[    ]

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TABLE OF CONTENTS

(continued)

EXHIBIT A	FORM OF CERTIFICATE EVIDENCING SHARES

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THIS DEPOSITARY TRUST AGREEMENT dated as of [            ], 20[    ], between BLACKROCK ASSET MANAGEMENT INTERNATIONAL INC., a Delaware corporation, as the sponsor, and THE BANK OF NEW YORK MELLON, a New York banking corporation, as trustee.

W I T N E S S E T H :

WHEREAS the Sponsor wishes to establish a trust, to be known as the “iShares® Copper Trust”, governed by the laws of the State of New York; and

WHEREAS the Sponsor wishes to establish the terms on which Copper (as defined herein) may be deposited in the trust in exchange for Baskets (as defined herein) of shares of the trust representing fractional undivided interests in the net assets of the trust; and

WHEREAS the Sponsor wishes to provide for other terms and conditions upon which the trust shall be established and administered, as hereinafter provided;

NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, the parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS AND RULES OF CONSTRUCTION

Section 1.1. Definitions. Except as otherwise specified in this Depositary Trust Agreement or as the context may otherwise require, the following terms have the respective meanings set forth below for all purposes of this Depositary Trust Agreement.

“Adjusted Net Asset Value” means the adjusted net asset value of the Trust as determined under Section 4.3.

“Agreement” means this Depositary Trust Agreement, as amended or supplemented in accordance with its terms.

“Authorized Participant” means a Person that, at the time of submitting a Purchase Order or a Redemption Order (i) is a registered broker-dealer, (ii) is a DTC Participant or an Indirect Participant, and (iii) has in effect a valid Authorized Participant Agreement which identifies the LMEsword Account to which Warrants shall be credited for the benefit of such Authorized Participant.

“Authorized Participant Agreement” means an agreement among the Trustee, the Sponsor and an Authorized Participant that authorizes the Authorized Participant to submit Purchase Orders and Redemption Orders under this Agreement.

“Basket” means 2,500 Shares, except that the Trustee, in consultation with the Sponsor, may from time to time increase or decrease the number of Shares comprising a Basket.

“Basket Copper Amount” is the amount of Copper that must be deposited for issuance of one Basket or that is deliverable upon Surrender of one Basket. The Basket Copper Amount will be determined as provided in Section 2.3(b).

“Beneficial Owner” means any Person owning a beneficial interest in any Shares.

“Business Day” means any day other than (i) a Saturday or Sunday or (ii) a day on which the Exchange is not open for regular trading.

“Certificate” means a certificate that is executed and delivered by the Trustee under this Agreement evidencing Shares.

“CFTC” means the Commodity Futures Trading Commission or any successor governmental agency in the United States.

“Commission” means the Securities and Exchange Commission of the United States or any successor governmental agency in the United States.

“Copper” means electrolytic copper Grade A in the form of cathodes that, at the time it is delivered to the Trust, satisfies all of the requirements (including in respect of brand, markings, bundling, shape, weight and size) to be put on Warrant in compliance with the LME Rulebook as in effect at the time such copper is delivered to Custodian pursuant hereto.

“Corporate Trust Office” means the office of the Trustee at which its depositary receipt business is administered which, at the date of this Agreement, is located at 101 Barclay Street, New York, New York 10286.

“Custodian” means the Initial Custodian and any substitute or additional Custodian appointed by the Trustee at the direction of or as approved by the Sponsor as provided in Section 5.5.

“Custodian Agreement” means the Custodian Agreement dated as of [    ], 20[    ] by and among the Trustee, the Initial Custodian and [    ], as may be amended, restated or supplemented from time to time.

“Custody Agreements” means the Custodian Agreement and any custody agreement entered into pursuant to Section 5.5 with a substitute or additional Custodian.

“Depositor” means any Authorized Participant that deposits Copper into the Trust, either for its own account or on behalf of another Person that is the owner or beneficial owner of that Copper.

“Depository” means DTC and such other successor depository of Shares as may be selected by the Sponsor and the Trustee as provided herein.

“DTC” means The Depository Trust Company, its nominees and their respective successors.

“DTC Participant” means a Person that, pursuant to DTC’s governing documents, is entitled to deposit securities with DTC in its capacity as a “participant”.

“Exchange” means, initially, [                    ]; and, thereafter, any exchange or other securities market on which the Shares are principally traded, as specified from time to time by the Sponsor.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Indirect Participant” means a Person that, by clearing securities through, or maintaining a custodial relationship with, a DTC Participant, has access to the DTC clearing system.

“Initial Custodian” means Metro International Trade Services LLC, as custodian under the Custodian Agreement.

“Internal Control Over Financial Reporting” has the meaning ascribed to such term in Rules 13a-15(f) and 15d-15(f) adopted by the Commission under the Exchange Act.

“LME” means The London Metal Exchange, or its successor.

“LME Rulebook” shall mean the Rules and Regulations of the London Metal Exchange, as from time to time in effect.

“LME Settlement Price” means, as of any date, the price announced by the LME as the “Official Price (Cash) (Seller)” on such date in respect of copper.

“Net Asset Value” means the net value of the Trust determined under Section 4.3.

“Net Asset Value per Share” means the value of a Share determined under Section 4.3

“Order Cutoff Time” means, with respect to any Business Day, (i) 3:59:59 p.m. (New York time) on such Business Day or (ii) another time agreed to by the Sponsor and the Trustee and of which Registered Owners and all existing Authorized Participants have been notified by the Trustee.

“Order Date” means, with respect to a Purchase Order, the date specified in Section 2.3(a) and, with respect to a Redemption Order, the date specified in Section 2.6(a).

“Person” means any natural person or any limited liability company, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Procedures” means the Creation and Redemption Procedures adopted by the Sponsor and the Trustee as of [    ], 20[    ], as may be amended, restated or supplemented from time to time.

“Purchase Order” means an order for the purchase of Shares from the Trust pursuant to Section 2.3, in the form adopted by the Trustee from time to time.

“Qualified Bank” means a bank, trust company, corporation or national banking association organized and doing business under the laws of the United States or any State of the United States that is authorized under those laws to exercise corporate trust powers and that (i) is a DTC Participant or a participant in such other Depository as is then acting with respect to the Shares, (ii) unless counsel to the Sponsor, the appointment of which is acceptable to the Trustee, determines that the following requirement is not necessary for the exception under Section 408(m) of the Internal Revenue Code of 1986, as amended (the “Code”), to apply, is a banking institution as defined in Section 408(n) of the Code and (iii) had, as of the date of its most recent annual financial statements, an aggregate capital, surplus and undivided profits of at least $150,000,000.

“Redemption Order” means an order, in the form adopted by the Trustee from time to time, requesting the redemption of Shares by the Trust pursuant to Section 2.6.

“Registered Owner” means the Person in whose name Shares are registered on the books of the Trustee maintained for that purpose.

“Registrar” means any bank or trust company that is appointed to register Shares and transfers of Shares as herein provided.

“Shares” means shares issued under this Agreement, each representing a fractional undivided ownership interest in the net assets of the Trust, which interest shall equal a fraction, the numerator of which is 1 and the denominator of which is the total number of Shares outstanding.

“Sponsor” means BlackRock Asset Management International Inc., a Delaware corporation, or its successor.

“Surrender” means, when used with respect to Shares, (a) one or more book-entry transfers of Shares to the Depository account of the Trustee or (b) surrender to the Trustee at its Corporate Trust Office of one or more Certificates evidencing Shares.

“Transaction Fee” has the meaning set forth in the Procedures.

“Trust” means the iShares® Copper Trust, the trust entity governed by this Agreement.

“Trustee” means The Bank of New York Mellon, a New York banking corporation, in its capacity as trustee under this Agreement, or any successor trustee under this Agreement.

“Trust Account” shall mean the account maintained for the Trust by the Initial Custodian pursuant to the Custodian Agreement.

“Trust Property” means the Copper deposited under this Agreement and any cash or other property that is received by the Trustee in respect of Trust Property and that is being held under this Agreement.

“Valuation Price” means, as of any day, (i) the LME Settlement Price announced on such day, or (ii) such other price regularly announced by a domestic or foreign entity (including an exchange, trade or industry association, or similar organization), as the Sponsor shall have from time to time determined that fairly represents the commercial value of Copper held by the Trust as of such day; provided, that a price determined by the Sponsor under clause “(ii)” shall be effective upon the Trustee’s notice to the Sponsor that it has sufficient access to pricing information to make the valuations required hereunder.

“Warrant” shall mean a warrant representing Copper, issued by the Initial Custodian pursuant to the Custodian Agreement and in compliance with the LME Rulebook.

Section 1.2. Rules of Construction. Unless the context otherwise requires:

(i) a term has the meaning assigned to it;

(ii) an accounting term not otherwise defined has the meaning assigned to it in accordance with generally accepted accounting principles as in effect in the United States;

(iii) “or” is not exclusive;

(iv) the words “herein”, “hereof”, “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision;

(v) “including” means including without limitation; and

(vi) words in the singular include the plural and words in the plural include the singular.

ARTICLE 2

CREATION AND DECLARATION OF TRUSTS; FORM OF CERTIFICATES; DEPOSIT OF

COPPER; DELIVERY, REGISTRATION OF TRANSFER AND SURRENDER OF SHARES

Section 2.1. Creation and Declaration of Trust; Business of the Trust.

(a) The Trustee acknowledges that it has received confirmation from the Custodian that the Custodian has received an initial deposit of Copper in the amount of [    ] metric tons, and has credited such deposit to the Trust Account. The Trustee declares that the initial deposit and all other Trust Property shall be owned by the Trustee solely as trustee for the benefit of the Registered Owners for the purposes of, and subject to and limited by the terms and conditions set forth in, this Agreement. The trust governed by this Agreement shall be known as the “iShares® Copper Trust”.

(b) The Trust shall not engage in any business or activities other than those authorized by this Agreement or incidental and necessary to carry out the duties and responsibilities set forth in this Agreement. Other than issuance of the Shares, the Trust shall not issue or sell any certificates or other obligations or, except as provided in this Agreement, otherwise incur, assume or guarantee any indebtedness for money borrowed.

Section 2.2. Form of Certificates; Book-Entry System; Transferability of Shares.

(a) The Certificates evidencing Shares shall be substantially in the form set forth in Exhibit A annexed to this Agreement, with appropriate insertions, modifications and omissions, as hereinafter provided. No Shares shall be entitled to any benefits under this Agreement or be valid or obligatory for any purpose unless a Certificate evidencing those Shares has been executed by the Trustee by the manual or facsimile signature of a duly authorized signatory of the Trustee and, if a Registrar (other than the Trustee) for the Shares shall have been appointed, countersigned by the manual signature of a duly authorized officer of the Registrar. The Trustee shall maintain books on which the registered ownership of each Share and transfers, if any, of such registered ownership shall be recorded. Certificates evidencing Shares bearing the manual or facsimile signature of a duly authorized signatory of the Trustee and the manual signature of a duly authorized officer of the Registrar, if applicable, who was, at the time such Certificates were executed, a proper signatory of the Trustee or Registrar, if applicable, shall bind the Trustee, notwithstanding that such signatory has ceased to hold such office prior to the delivery of such Certificates.

(b) The Certificates may be endorsed with or have incorporated in the text thereof such legends or recitals or modifications not inconsistent with the provisions of this Agreement as may be required by the Trustee or required to comply with any applicable law or regulations thereunder or with the rules and regulations of any securities exchange upon which Shares may be listed or to conform with any usage with respect thereto, or to indicate any special limitations or restrictions to which the Shares evidenced by a particular Certificate are subject.

(c) The Sponsor and the Trustee have applied to DTC for acceptance of the Shares in its book-entry settlement system. Shares deposited with DTC shall be evidenced by one or more global Certificates which shall be registered in the name of Cede & Co., as nominee for DTC, and shall bear the following legend:

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE

AGENT AUTHORIZED BY THE ISSUER FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

(d) So long as the Shares are eligible for book-entry settlement with DTC and such settlement is available, unless otherwise required by law, notwithstanding the provisions of paragraphs (a) and (b) of this Section, all Shares shall be evidenced by one or more global Certificates the Registered Owner of which is DTC or a nominee of DTC and (i) no Beneficial Owner of Shares will be entitled to receive a separate Certificate evidencing those Shares, (ii) the interest of a Beneficial Owner in Shares represented by a global Certificate will be shown only on, and transfer of that interest will be effected only through, records maintained by DTC or a DTC Participant or Indirect Participant through which the Beneficial Owner holds that interest and (iii) the rights of a Beneficial Owner with respect to Shares represented by a global Certificate will be exercised only to the extent allowed by, and in compliance with, the arrangements in effect between such Beneficial Owner and DTC or the DTC Participant or Indirect Participant through which that Beneficial Owner holds an interest in Shares. So long as DTC or another authorized Depository selected by the Sponsor or the Trustee is the Registered Owner, the Trustee and the Sponsor may treat DTC or such other Depository as the absolute owner of the Shares for all purposes whatsoever, including the payment of distributions, and the giving of notices of redemption, tender and other matters with respect to the Shares.

(e) If, at any time when Shares are evidenced by a global Certificate, DTC ceases to make its book-entry settlement system available for such Shares and no successor Depository is identified by the Sponsor and available to act, the Trustee shall execute and deliver separate Certificates evidencing Shares to the DTC Participants entitled thereto, with such additions, deletions and modifications to this Agreement and to the form of Certificate evidencing Shares as the Sponsor and the Trustee may agree.

(f) Title to a Certificate evidencing Shares (and to the Shares evidenced thereby), when properly endorsed or accompanied by proper instruments of transfer, shall be transferable by delivery with the same effect as in the case of a negotiable instrument under the laws of New York; provided, however, that the Trustee, notwithstanding any notice to the contrary, may treat the Registered Owner of Shares as the absolute owner thereof for the purpose of determining the person entitled to any distribution or to any notice provided for in this Agreement and for all other purposes.

Section 2.3. Deposit of Copper.

(a) The issuance and delivery of Shares will take place only in integral numbers of Baskets, in minimum amounts of [    ] Baskets, and in compliance with the provisions of this Agreement, as supplemented by the Procedures attached to an applicable Authorized Participant Agreement. Authorized Participants wishing to acquire from the Trustee [    ] or more Baskets must place a Purchase Order with the Trustee on any Business Day. Purchase Orders received by the Trustee prior to the Order Cutoff Time on a Business Day will have that Business Day as the Order Date. Purchase Orders received by the Trustee on or after the Order Cutoff Time on a Business Day will have as their Order Date the next Business Day. As consideration for each Basket acquired, the Authorized Participant shall deliver to the Custodian the Basket Copper Amount announced by the Trustee on the first Business Day on which the Valuation Price is announced following the Order Date of such Purchase Order.

(b) The Trustee shall determine the Basket Copper Amount for each Business Day, and the Trustee’s determination of the Basket Copper Amount and resolution of questions concerning the composition of such Basket Copper Amount shall be final and binding on all persons interested in the Trust. The initial “Basket Copper Amount” is 25 metric tons of Copper. After the initial deposit, the “Basket Copper Amount” shall be an amount of Copper equal to the result obtained by dividing the Net Asset Value per Basket on the date on which the determination is being made by the price used by the Trustee to evaluate Copper held by the Trust on such date in compliance with Section 4.1. For purposes of this computation, “Net Asset Value per Basket” is the result obtained by multiplying (x) the Net Asset Value per Share determined in compliance with Section 4.3, by (y) the number of Shares which constitute a Basket on the date on which the determination is being made. Fractions included in the Basket Copper Amount smaller than [0.001] of a metric ton shall be disregarded. The Sponsor intends to publish, or may designate other persons to publish, for each Business Day, the Basket Copper Amount.

(c) If the Trust Property includes money or any property other than Copper, no deposits of Copper will be accepted until after a record date for distribution of that money or property, or proceeds of that property, has passed.

(d) All deposited Copper shall be owned by the Trust and held for the Trust by the Custodian. Cash and any assets of the Trust other than Copper shall be held by the Trustee at such place and in such manner as the Trustee shall determine.

Section 2.4. Delivery of Shares. Upon receipt by the Trustee of any deposit in accordance with Section 2.3, together with a Purchase Order and the other documents required as above specified, if any, and a confirmation from the Custodian that the Basket Copper Amount has been delivered to the Custodian for each Basket of Shares requested in such Purchase Order and the Custodian is holding that Copper for the account of the Trust, the Trustee, subject to the terms and conditions of this Agreement and the Procedures, shall deliver to the Depositor the number of Baskets of Shares issuable in respect of such deposit as requested in the corresponding Purchase Order, but only upon payment to the Trustee of the Transaction Fee as provided in Section 5.7(a) and of all federal, state, local and other taxes and governmental charges and fees payable in connection with such deposit, the transfer of the Copper and the issuance and delivery of the Shares.

Section 2.5. Registration and Registration of Transfer of Shares; Combination and Split-up of Certificates.

(a) The Trustee shall keep or cause to be kept a register of Registered Owners of Shares and shall provide for the registration of Shares and the registration of transfers of Shares.

(b) The Trustee, subject to the terms and conditions of this Agreement, shall register transfers of ownership of Shares on its transfer books from time to time, upon any Surrender of a Certificate evidencing such Shares, by the Registered Owner in person or by a duly authorized attorney, properly endorsed or accompanied by proper instruments of transfer, and duly stamped as may be required by the laws of the State of New York and of the United States of America. Thereupon the Trustee shall execute a new Certificate or Certificates evidencing such Shares, and deliver the same to or upon the order of the Person entitled thereto.

(c) The Trustee, subject to the terms and conditions of this Agreement, shall, upon Surrender of a Certificate or Certificates evidencing Shares for the purposes of effecting a split-up or combination of that Certificate or Certificates, execute and deliver one or more new Certificates evidencing those Shares.

(d) The Trustee may, with the written approval of the Sponsor (which approval shall not be unreasonably withheld), appoint one or more co-transfer agents for the purpose of effecting registration of transfers of Shares and combinations and split-ups of Certificates at designated transfer offices on behalf of the Trustee. In carrying out its functions, a co-transfer agent may require evidence of authority and compliance with applicable laws and other requirements by Registered Owners or Persons entitled to Shares and will be entitled to protection and indemnity to the same extent as the Trustee.

Section 2.6. Surrender of Shares and Withdrawal of Trust Property.

(a) Shares may be redeemed only by Authorized Participants and in minimum blocks of [    ] or more Baskets. Authorized Participants wishing to redeem [    ] or more Baskets must place a Redemption Order with the Trustee on any Business Day. Redemption Orders received by the Trustee prior to the Order Cutoff Time on a Business Day will have that Business Day as the Order Date. Redemption Orders received by the Trustee on or after the Order Cutoff Time on any Business Day will have as their Order Date the next Business Day.

(b) Upon Surrender of an integral number of at least [    ] Baskets for the purpose of withdrawal of the amount of Trust Property represented thereby, and upon payment to the Trustee of the Transaction Fee in connection with the Surrender of Shares as provided in Section 5.7(a) and of all federal, state, local and other taxes and charges payable in connection with such Surrender and withdrawal of Trust Property, an Authorized Participant acting on authority of the Registered Owner of those Shares will be entitled to delivery, in accordance with the provisions of this Agreement, as supplemented by the Procedures, in exchange for each Basket so Surrendered, of an amount of Copper equal to the Basket Copper Amount determined by the Trustee on the first Business Day on which the Valuation Price is announced following the Order Date of the corresponding Redemption Order.

(c) Unless otherwise agreed to by the Custodian, the aggregate Basket Copper Amount corresponding to a Redemption Order will be credited to the redeeming Authorized Participant’s account at the Custodian (the Trust’s obligation to deliver Copper in connection with a Redemption Order being satisfied, and the Authorized Participant shall have no further rights against the Trust or the Trustee with respect to the redemption, when the Custodian has credited to the Authorized Participant such aggregate Basket Copper Amount).

(d) The specific Copper to be credited to the redeeming Authorized Participant’s account upon the Surrender of Shares for redemption as provided in the preceding clause (c) will be selected pursuant to an algorithm provided by the Sponsor. Initially, such algorithm gives priority to the delivery of any Copper held by the Trust which does not meet the requirements to be placed on Warrant in compliance with the LME Rulebook. The algorithm may be changed from time to time by the Sponsor upon notice to the Trustee.

(e) The Trustee may require that a Certificate evidencing Shares Surrendered for the purpose of withdrawal is properly endorsed in blank or accompanied by proper instruments of transfer in blank. Upon a Surrender of an integral number of Baskets of Shares and satisfaction of all the conditions for withdrawal of Trust Property, the Trustee shall instruct the Custodian to deliver, as provided in the preceding paragraph, to or to the order of the Surrendering Authorized Participant the amount of Copper represented by the Surrendered Baskets of Shares and the Trustee shall pay or deliver to or to the order of the Surrendering Authorized Participant the amount of any other Trust Property represented by the Surrendered Baskets of Shares.

(f) Any delivery of Copper other than as provided in this Section 2.6, if agreed to by the Custodian in its discretion, will be at the expense and risk of the Authorized Participant.

Section 2.7. Limitations on Delivery, Registration of Transfer and Surrender of Shares.

(a) As a condition precedent to the delivery, registration of transfer, split-up, combination or Surrender of any Shares or withdrawal of any Trust Property, the Trustee or Registrar may require payment from the Depositor or the Authorized Participant Surrendering the Shares of a sum sufficient to reimburse it for any tax or other governmental charge and any stock transfer or registration fee with respect thereto (including any such tax or charge and fee with respect to any securities being withdrawn) and payment of any applicable fees as herein provided, may require the production of proof satisfactory to it as to the identity and genuineness of any signature and may also require compliance with any regulations the Trustee may establish consistent with the provisions of this Agreement, including, without limitation, this Section 2.7.

(b) The delivery of Shares against deposits of Copper and the registration of transfer of Shares may be suspended generally, or refused with respect to particular requested deliveries, during any period when the transfer books of the Trustee are closed or if any such action is deemed necessary or advisable by the Trustee or the Sponsor for any reason at any time or from time to time. Except as otherwise provided elsewhere in this Agreement, the Surrender of Shares for purposes of withdrawing Trust Property may be suspended only (i) during any period in which the Exchange is closed (other than scheduled holiday or weekend closings) or regular trading thereon is suspended or restricted; or (ii) if an emergency exists that makes it reasonably impracticable for the Custodian to deliver Warrants, warehouse receipts or physical Copper.

Section 2.8. Lost Certificates, Etc. The Trustee shall execute and deliver a new Certificate of like tenor in exchange and substitution for a mutilated Certificate upon cancellation thereof, or in lieu of and in substitution for a destroyed, lost or stolen Certificate if the Registered Owner thereof has (a) filed with the Trustee (i) a request for such execution and delivery before the Trustee has notice that the Shares evidenced by the Certificate have been acquired by a protected purchaser and (ii) a sufficient indemnity bond, and (b) satisfied any other reasonable requirements imposed by the Trustee.

Section 2.9. Cancellation and Destruction of Surrendered Certificates. All Certificates Surrendered to the Trustee shall be canceled by the Trustee. The Trustee is authorized to destroy certificates so canceled.

Section 2.10. Splits and Reverse Splits of Shares. If requested in writing by the Sponsor, the Trustee shall effect a split or reverse split of the Shares as of a record date set by the Trustee in accordance with procedures determined by the Trustee and as may be required by the Depository.

The Trustee shall not distribute any fraction of a Share in connection with a split or reverse split of the Shares. The Trustee shall sell the aggregated fractions of Shares that would otherwise be distributed in a split or reverse split of the Shares or the amount of Trust Property that would be represented by those Shares for the account of the Record Owners and distribute the net proceeds of those Shares or that Trust Property to the Record Owners entitled to them.

The amount of Trust Property represented by each Share and the Basket Copper Amount shall be adjusted as appropriate as of the open of business on the Business Day following the record date for a split or reverse split of the Shares.

ARTICLE 3

CERTAIN OBLIGATIONS OF REGISTERED OWNERS OF SHARES

Section 3.1. Liability of Registered Owner for Taxes and Other Governmental Charges. If any tax or other governmental charge shall become payable by the Trustee with respect to any transfer or redemption of Shares, such tax or other governmental charge shall be payable by the Registered Owner of such Shares to the Trustee. The Trustee shall refuse to effect any registration of transfer of such Shares or any withdrawal of Trust Property represented by such Shares until such payment is made, and may withhold any distributions, or may sell for the account of the Registered Owner thereof Trust Property or Shares, and may apply such distributions or the proceeds of any such sale in payment of such tax or other governmental charge, and the Registered Owner of such Shares shall remain liable for any deficiency. The Trustee shall distribute any net proceeds of a sale made under the preceding sentence that remain, after payment of the tax or other governmental charge, to the Registered Owners entitled thereto as in the case of a distribution in cash.

Section 3.2. Warranties on Deposit of Copper. Every Person depositing copper under this Agreement shall be deemed thereby to represent and warrant (i) that such copper meets the definition of Copper hereunder, (ii) that the person making such deposit is duly authorized to do so and that at the time of delivery, the Copper is free and clear of any lien, pledge, encumbrance, right, charge or claim (other than the rights created by this Agreement), and (iii) that the transfer of such copper to the Trust does not and will not violate any applicable laws, rules or regulations (including, without limitation, United States federal laws and regulations that prohibit the traffic with Persons from, or in assets originated in, certain countries). All representations and warranties deemed made under this Section 3.2 shall survive the deposit of Copper, delivery or Surrender of Shares or termination of this Agreement.

ARTICLE 4

ADMINISTRATION OF THE TRUST

Section 4.1. Evaluation of Copper. As promptly as practicable after 4:00 p.m. (New York time), on each Business Day, the Trustee shall determine the value of the Copper held or receivable by the Trust on the basis of the Valuation Price for that day. If no Valuation Price is announced on a Business Day, the Trustee shall determine the value of the Copper held or receivable by the Trust for that day on the basis of the Valuation Price last announced prior to the evaluation time. However, if the Sponsor determines that the price specified in the two preceding sentences is inappropriate as a basis for evaluation, it shall identify an alternative basis for evaluation to be employed by the Trustee. Copper deliverable under a Purchase Order shall be included in the evaluation beginning on the date on which the Basket Copper Amount corresponding to such Purchase Order is determined. Copper deliverable under a Redemption Order shall not be included in the evaluation on and after the date on which the Basket Copper Amount corresponding to such Redemption Order is determined. Neither the Trustee nor the Sponsor shall be liable to any Person for the determination that the most recently announced Valuation Price is not appropriate as a basis for evaluation of the Copper held or receivable by the Trust or for any determination as to the alternative basis for evaluation, provided that such determination is made in good faith. If the Sponsor shall determine from time to time that a given price will be the “Valuation Price” within the meaning set forth in part “(ii)” of the definition of that term, public notice of that determination shall be given by the Sponsor prior to the first Business Day on which such price is used to value the Copper held or receivable by the Trust.

Section 4.2. Responsibility of the Trustee for Evaluations. The Sponsor, Depositors, Registered Owners and Beneficial Owners may rely on any evaluation or determination of any amount made by the Trustee, and the Sponsor shall have no responsibility for the accuracy thereof. The determinations made by the Trustee under this Agreement shall be made in good faith upon the basis of, and the Trustee shall not be liable for any errors contained in, information reasonably available to it. The Trustee shall be under no liability to the Sponsor, or to Depositors, Registered Owners or Beneficial Owners, for errors in judgment; provided, however, that this provision shall not protect the Trustee against any liability to which it would otherwise be subject by reason of negligence or bad faith in the performance of its duties.

Section 4.3. Trust Evaluation.

As promptly as practicable after completion of the evaluation required under Section 4.1 on each Business Day, the Trustee shall subtract all accrued fees (other than the fees accruing for such Business Day computed by reference to the value of the Trust or its assets), expenses and other liabilities of the Trust from the total value of the deposited Copper determined by the Trustee pursuant to Section 4.1 and all other assets of the Trust. The resulting figure is the “Adjusted Net Asset Value” of the Trust. All fees accruing for any Business Day computed by reference to the value of the Trust or its assets shall be calculated on the Adjusted Net Asset Value calculated for such Business Day. The Trustee shall subtract from the Adjusted Net Asset Value the amount of accrued fees so computed and the resulting figure is the “Net Asset Value” of the Trust. The Trustee shall also divide the Net Asset Value of the Trust by the number of Shares outstanding as of the close of business on the date of the evaluation then being made, which figure is the “Net Asset Value per Share.” All fees, expenses and other liabilities of the Trust that are or will be incurred or accrued through the close of business on a Business Day shall be included in the calculations required by this Section 4.3 for that Business Day. Shares deliverable under a Purchase Order shall be considered to be outstanding for purposes of this Section 4.3 beginning on the Order Date. Shares deliverable under a Redemption Order shall not be considered to be outstanding for purposes of this Section 4.3 on and after the Order Date.

Adjusted Net Asset Value, Net Asset Value and Net Asset Value per Share shall be computed in accordance with generally accepted accounting principles in the United States. If the Trustee becomes aware of any information which indicates that a previous calculation of Net Asset Value is incorrect, the Trustee will promptly notify the Sponsor and shall thereafter take such action with respect to the previous calculation of Net Asset Value as the Sponsor shall direct.

Section 4.4. Cash Distributions. Whenever the Trustee distributes any cash, the Trustee shall distribute the amount available for the distribution to the Registered Owners entitled thereto, in proportion to the number of Shares held by them respectively; provided, however, that in the event that the Trustee shall be required to withhold and does withhold from such cash an amount on account of taxes, the amount distributed to the Registered Owners shall be reduced accordingly. The Trustee shall distribute only such amount, however, as can be distributed without attributing to any Registered Owner a fraction of one cent. Any such fractional amounts shall be rounded down to the nearest whole cent and so distributed to Registered Owners entitled thereto.

Section 4.5. Other Distributions. Whenever the Trustee receives any property in respect of Trust Property other than cash proceeds of a sale of Trust Property (including any claim that accrues in favor of the Trust on account of any loss of deposited Copper or other Trust Property), the Trustee shall cause the securities or other property received by it to be distributed to the Registered Owners entitled thereto, in proportion to the number of Shares held by them respectively, after deduction or upon payment of the expenses of the Trustee, in any manner that the Trustee may deem lawful, equitable and feasible for accomplishing such distribution; provided, however, that if in the opinion of the Trustee such distribution cannot be made proportionately among the Registered Owners entitled thereto, or if for any other reason (including, but not limited to, any requirement that the Trustee withhold an amount on account of taxes or other governmental charges or that securities must be registered under the Securities Act of 1933, as amended, in order to be distributed to Registered Owners) the Trustee deems such distribution not to be lawful or feasible, the Trustee shall adopt such method as it deems lawful, equitable and feasible for the purpose of effecting such distribution and as the Sponsor shall direct, after deduction or upon payment of the expenses of the Trustee, including, but not limited to, the public or private sale of the securities or property thus received, or any part thereof, and the net proceeds of any such sale shall be distributed by the Trustee to the Registered Owners entitled thereto as in the case of a distribution received in cash. The Trustee shall not be liable for any loss or depreciation resulting from any sale or other disposition of property made by the Trustee pursuant to the Sponsor’s instruction or otherwise made by the Trustee in good faith in accordance with this Agreement.

Section 4.6. Fixing of Record Date. Whenever any distribution will be made, or whenever the Trustee receives notice of any solicitation of proxies or consents from Registered Owners, or whenever for any reason there is split, reverse split or other change in the outstanding Shares, or whenever the Trustee shall find it necessary or convenient in respect of any matter, the Trustee, in consultation with the Sponsor, shall fix a record date for the determination of the Registered Owners who shall be (i) entitled to receive such distribution or the net proceeds of the sale thereof, (ii) entitled to give such proxies or consents in respect of any such solicitation, (iii) entitled to receive Shares as a result of any such split, reverse split or other change or (iv) entitled to act in respect of any other matter for which the record date was set.

Section 4.7. Payment of Expenses; Copper Sales.

(a) The following charges are or may be accrued and paid by the Trust:

(1) the service fee payable to the Sponsor as set forth in Section 5.8;

(2) expenses of the Trust not assumed by the Sponsor pursuant to Section 5.3(g);

(3) Custodian’s fees;

(4) taxes and other governmental charges;

(5) expenses and costs of any extraordinary services performed by the Trustee or the Sponsor on behalf of the Trust or action taken by the Trustee or the Sponsor to protect the Trust or the interests of Registered Owners; and

(6) indemnification of the Sponsor as provided in Section 5.6(c) and amounts owed to Trustee Indemnified Parties as provided in Section 5.6(a).

The Trustee shall, when directed by the Sponsor, and, in the absence of such direction, may, in its discretion, sell Copper in such quantity and at such times, as may be necessary to permit payment of expenses under this Agreement. The Trustee is authorized to sell Copper at such times and in the smallest amounts required to permit payment of expenses as they come due, it being the intention to avoid or minimize the Trust’s holdings of assets other than Copper. Unless otherwise directed by the Sponsor, all such sales shall be made as provided for in the Custodian Agreement. Neither the Trustee nor the Sponsor shall have any liability for loss or depreciation resulting from sales of Copper so made. All sales not made pursuant to the Custodian Agreement shall be effected at such price and in such manner as shall be directed by the Sponsor. The Trustee shall not be liable or responsible in any way for depreciation or loss incurred by reason of any sale made pursuant to the Sponsor’s direction or otherwise in accordance with this Section.

(b) If at any time and from time to time, the Trustee and Sponsor determine that the amount of cash included in the Trust Property exceeds the anticipated expenses of the Trust during the following month, the Trustee shall distribute the excess to the Registered Owners under Section 4.4.

Section 4.8. Statements and Reports.

(a) At the end of each period for which a report is to be filed on behalf of the Trust under the Exchange Act, the Trustee, within the time period required by applicable laws and regulations and at the Sponsor’s expense, will prepare the financial statements of the Trust (which, in the case of annual financial statements shall be audited by independent accountants designated by the Sponsor) and will cooperate with and assist the Sponsor in the preparation and timely filing of such report.

(b) The Trustee shall provide the Sponsor with such certifications, supporting documents and other evidence regarding the Internal Control Over Financial Reporting established and maintained by the Trust, and used by the Trustee in connection with its preparation of the financial statements of the Trust, as may be reasonably necessary in order to enable the Sponsor to prepare and file or furnish to the Commission any certifications regarding such matters which may be required to be included with the Trust’s periodic reports under the Exchange Act.

(c) The fiscal year of the Trust shall initially be the period ending December 31 of each year. The Sponsor shall have the continuing right to select an alternate fiscal year.

Section 4.9. Further Provisions for Copper Sales. In addition to selling Copper in accordance with Section 4.7, the Trustee shall sell Copper whenever any one or more of the following conditions exist:

(a) the Sponsor has notified the Trustee that such sale is required by applicable law or regulation; or

(b) this Agreement has been terminated and the Trust Property is to be liquidated in accordance with Section 6.2.

When selling Copper, the Trustee shall place orders with dealers pursuant to the direction of the Sponsor.

The Trustee and the Sponsor shall not be liable or responsible in any way for depreciation or loss incurred by reason of any sale made pursuant to this Section 4.9.

Section 4.10. Counsel. The Sponsor may from time to time employ counsel to act on behalf of the Trust and perform any legal services in connection with the Copper and the Trust, including any legal matters relating to the possible disposition or acquisition of any Copper. The fees and expenses of such counsel shall be paid by the Sponsor.

Section 4.11. Grantor Trust. Nothing in this Agreement, any agreement with a Custodian, or otherwise, shall be construed to give the Trustee the power to vary the investment of the Beneficial Owners within the meaning of Code of Federal Regulations Section 301.7701-4(c) under the Internal Revenue Code of 1986, as amended (the “Code”) or any similar or successor provision of the regulations under the Code, nor shall the Sponsor give the Trustee any direction that would vary the investment of the Beneficial Owners. However, the Trustee shall not be liable to any Person for any failure of the Trust to qualify as a grantor trust under the Code or any comparable provision of the laws of any State or other jurisdiction where that treatment is sought, except that this sentence shall not limit the Trustee’s responsibility for the administration of the Trust in accordance with this Agreement.

ARTICLE 5

THE TRUSTEE AND THE SPONSOR

Section 5.1. Maintenance of Office and Transfer Books by the Trustee.

(a) Until termination of this Agreement in accordance with its terms, the Trustee shall maintain facilities for the execution and delivery, registration, registration of transfers and Surrender of Shares in accordance with the provisions of this Agreement.

(b) The Trustee shall keep a copy of this Agreement and books for the registration of Shares and registration of transfers of Shares which at all reasonable times during normal business hours shall be open for inspection by the Registered Owners upon reasonable notice.

(c) The Trustee may, and at the reasonable written request of the Sponsor shall, close the transfer books at any time or from time to time if such action is deemed necessary or advisable in the reasonable judgment of the Trustee or the Sponsor.

(d) If any Shares are listed on one or more stock exchanges in the United States, the Trustee shall act as Registrar or, with the written approval of the Sponsor (which approval shall not be unreasonably withheld), appoint a registrar or one or more co-registrars for registry of such Shares in accordance with any requirements of such exchange or exchanges.

Section 5.2. Prevention or Delay in Performance by the Sponsor or the Trustee. Neither the Sponsor nor the Trustee nor any of their respective directors, employees, agents or affiliates shall incur any liability to any Registered Owner, Beneficial Owner or Depositor if, by reason of any provision of any present or future law or regulation of the United States or any other country, or of any governmental or regulatory authority or stock exchange, or by reason of any act of God or war or terrorism or other circumstances beyond its control, the Sponsor or the Trustee is prevented or forbidden from, or would be subject to any civil or criminal penalty on account of, or is delayed in, doing or performing any act or thing which by the terms of this Agreement it is provided shall be done or performed and accordingly the Sponsor or the Trustee does not do that thing or does that thing at a later time than would otherwise be required. The Sponsor and the Trustee will not incur any liability to any Registered Owner or Beneficial Owner or Depositor by reason of any non-performance or delay in the performance of any act or thing which by the terms of this Agreement it is provided may be done or performed, or by reason of any exercise of, or failure to exercise, any discretion provided for in this Agreement.

Section 5.3. Obligations of the Sponsor and the Trustee.

(a) Neither the Sponsor nor the Trustee assumes any obligation nor shall either of them be subject to any liability under this Agreement to any Registered Owner or Beneficial Owner or Depositor (including, without limitation, liability with respect to the worth of the Trust Property), except that each of them agrees to perform its obligations specifically set forth in this Agreement without negligence or bad faith.

(b) Neither the Sponsor nor the Trustee shall be under any obligation to prosecute any action, suit or other proceeding in respect of any Trust Property or in respect of the Shares on behalf of a Registered Owner, Beneficial Owner, Depositor or other Person.

(c) Neither the Sponsor nor the Trustee shall be liable for any action or non-action by it in reliance upon the advice of or information from legal counsel, accountants, any Depositor, any Registered Owner or any other person believed by it in good faith to be competent to give such advice or information.

(d) (i) The Trustee shall not be liable for any acts or omissions made by a successor Trustee whether in connection with a previous act or omission of the Trustee or in connection with any matter arising wholly after the resignation of the Trustee, provided that in connection with the issue out of which such potential liability arises the Trustee performed its obligations without negligence or bad faith while it acted as Trustee.

(ii) The Sponsor is authorized to negotiate the terms of the Authorized Participant Agreement to be entered into with each Authorized Participant and shall have no liability for any loss or damage incurred by the Trust resulting from any such agreement negotiated in good faith. The Trustee shall have no liability with respect to the negotiation of the terms of any Authorized Participant Agreement or the form of any Authorized Participant Agreement (other than the Trustee’s due execution, delivery and performance thereof). The terms of an Authorized Participant Agreement shall not adversely affect the duties, rights and responsibilities of the Trustee unless the Trustee expressly consents thereto, which consent shall be evidenced by the Trustee’s execution and delivery of such Authorized Participant Agreement.

(e) The Trustee and the Sponsor shall have no obligation to comply with any direction or instruction from any Registered Owner or Beneficial Owner or Depositor regarding Shares except to the extent specifically provided in this Agreement.

(f) The Trustee shall be a fiduciary under this Agreement; provided, however, that the fiduciary duties and responsibilities and liabilities of the Trustee shall be limited by, and shall be only those specifically set forth in, this Agreement. Without limiting the foregoing, all duties, rights, privileges and liabilities of the Trustee set forth in this Agreement are subject to the following:

(i) The Trustee shall not be under any obligation to appear in, prosecute or defend any action that in its opinion may involve it in expense or liability, unless it shall be furnished with reasonable security and indemnity against such expense or liability. Subject to the foregoing, the Trustee shall, in its discretion, undertake such action as it may deem necessary at any and all times to protect the Trust and the rights and interest of all Beneficial Owners pursuant to the terms of this Agreement.

(ii) Trust assets of the Trust, exclusive of Copper or cash, shall be held by the Trustee either directly or through the Federal Reserve/ Treasury Book Entry System for United States and federal agency securities (the “Book Entry System”), DTC, or through any other clearing agency or similar system (a “Clearing Agency”), if available. The Trustee shall have no responsibility and shall not be liable for ascertaining or acting upon any calls, conversions, exchange offers, tenders, interest rates changes, or similar matters relating to securities held at the Depository or with any Clearing Agency unless the Trustee shall have received actual and timely written notice of the same, nor shall the Trustee have any responsibility or liability for the actions or omissions to act of the Book Entry System, the Depository or any Clearing Agency. All moneys held by the Trustee hereunder shall be held by it, without interest thereon or investment thereof, as a deposit for the account of the Trust. Such monies held hereunder shall be deemed segregated by maintaining such monies in an account or accounts for the exclusive benefit of the Trust.

(iii) If at any time the Trustee is served with any judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process that in any way affects the Trust or its property (including but not limited to orders of attachment or garnishment or other forms of levies or injunctions or stays relating to the transfer of any assets of the Trust), the Trustee is authorized to comply therewith in any manner that it or legal counsel of its own choosing deems appropriate; however, the Trustee, unless prohibited by law, will inform the Sponsor of such order, judgment, decree, writ or other form of judicial or administrative process that in any way affects the Trust and consult in good faith with the Sponsor as to the course of action by the Trustee. If the Trustee complies with any such judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process, the Trustee shall not be liable to any of the parties hereto or to any other person or entity even though such order, judgment, decree, writ or process may be subsequently modified or vacated or otherwise determined to have been without legal force or effect.

(iv) In no event shall the Trustee be liable for acting in accordance with or conclusively relying upon any instruction, notice, demand, certificate or document (a) from the Sponsor or a Custodian, or any entity acting on behalf of either, which the Trustee believes is given pursuant to or is authorized by this Agreement or a Custody Agreement, respectively; or (b) from or on behalf of any Authorized Participant which the Trustee believes is given pursuant to or is authorized by an Authorized Participant Agreement (provided that the Trustee has complied with the verification procedures specified in the Authorized Participant Agreement); for any indirect, consequential, punitive or special damages, regardless of the form of action and whether or not any such damages were foreseeable or contemplated; or for an amount in excess of the value of the assets of the Trust. The Trustee may consult with legal counsel of its own choosing as to any matter relating to this Agreement and the Trustee shall not incur any liability in acting in good faith in accordance with any advice from such counsel. The expense of such counsel shall be paid as provided in Section 5.7(b) and (c), as applicable.

(v) The Trustee shall be entitled to rely conclusively upon any order, judgment, certification, demand, notice, instrument or other writing delivered to it under this Agreement without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity or the service thereof. The Trustee may act in conclusive reliance upon any instrument or signature reasonably believed by it to be genuine and may assume that any person purporting to give receipt or advice or to make any statement or execute any document in connection with the provisions of this Agreement, any Custody Agreement or any Authorized Participant Agreement has been duly authorized to do so, provided, however, that where a list of authorized officials of a person and their signatures are on file with the Trustee, the Trustee shall compare such manual signatures to the signature on any such documents. Such requirement shall not apply to “personal identification numbers” or “PINS” or other forms of electronic security devices which function as a proxy for a manual signature.

(vi) The Trustee shall not be responsible for or in respect of the recitals herein, the validity or sufficiency of this Agreement, the Custody Agreements, any Authorized Participant Agreement or any other custody or other agreement entered into by the Trustee at the direction or with the approval of the Sponsor or otherwise in connection with the Trustee’s administration of the Trust, or for the due execution hereof by the Sponsor or of the Custody Agreements by the Initial Custodian, or for the due execution of any other agreement entered into by the Trustee in connection with the administration of the Trust by any party thereto other than the Trustee.

(vii) The Trustee shall not be responsible in any respect for the form, execution, validity, value, collectability or genuineness of documents, instruments or securities deposited with or delivered to or held by it under this Agreement, or for any description therein, or for the identity, authority or rights of persons executing or delivering or purporting to execute or deliver any such document, instrument or security; provided that this paragraph shall not limit the Trustee’s responsibility for its own execution of this Agreement and any other documents to which the Trustee is a party, or for the validity of the Trustee’s obligations thereunder.

(viii) At any time the Trustee may request an instruction in writing in English from the Sponsor or an Authorized Participant with respect to any action which the Sponsor or an Authorized Participant is authorized to direct the Trustee hereunder or under an Authorized Participant Agreement in connection with the Trustee’s administration of the Trust. Additionally, the Trustee may request an instruction in writing in English from the Sponsor with respect to any matter arising under or in connection with the custody of the Trust’s Copper or the Custodian Agreement that is not expressly addressed in this Agreement or the Custodian Agreement. The Trustee shall not be liable for any actions taken in accordance with any such instruction or, in the absence of any such instruction, for actions taken in the Trustee’s sole discretion without negligence, bad faith, willful misconduct or willful malfeasance on the part of the Trustee or any of its agents.

(ix) When the Trustee acts on any information, instructions, communications (including communications with respect to the delivery of securities or the wire transfer of funds) sent by telex, facsimile, email or other form of electronic or data transmission, the Trustee, absent gross negligence, shall not be responsible or liable in the event such communication is not an authorized or authentic communication of the party sending it or is not in the form the party sent or intended to send (whether due to fraud, distortion or otherwise), provided that this paragraph shall not limit the Trustee’s obligation to obtain such confirmations as may be specified in this Agreement or any Authorized Participant Agreement.

(x) The Trustee may construe any provision of this Agreement that it believes to be ambiguous or inconsistent with any other provisions hereof, and any reasonable construction of any such provision hereof by the Trustee in good faith shall be binding upon the parties hereto, each Authorized Participant and all Beneficial Owners. In the event of any ambiguity or inconsistency or any other uncertainty in any notice, instruction or other communication received by the Trustee under this Agreement, the Trustee shall notify the Sponsor and the giver thereof, and may, in its sole discretion, refrain from taking any action other than to retain possession of the property of the Trust, unless the Trustee receives such further written instructions, from the Sponsor or otherwise, that eliminate such ambiguity, inconsistency or uncertainty.

(xi) In no event shall the Trustee be personally liable for any taxes or other governmental charges imposed upon or in respect of the Copper or its custody, moneys or other assets from time to time held hereunder, or on the income therefrom or the sale or proceeds of sale thereof, or upon it as Trustee hereunder or upon or in respect of the Trust or the Shares, which it may be required to pay under any present or future law of the United States of America or of any other taxing authority having jurisdiction in the premises. For all such taxes and charges and for any expenses, including counsel’s fees, which the Trustee may sustain or incur with respect to such taxes or charges, the Trustee shall be reimbursed and indemnified out of the assets of the Trust and the payment of such amounts shall be secured by a lien on the Trust. This paragraph shall survive notwithstanding any termination of this Agreement and the Trust or the resignation or removal of the Trustee.

(xii) The Trustee shall not be answerable for the default of the Initial Custodian or any Custodian employed at the direction of the Sponsor or selected by the Trustee with reasonable care. The Trustee may also employ custodians for Trust assets other than Copper, agents, attorneys, accountants, auditors and other professionals and shall not be answerable for the default or misconduct of any such custodians, agents, attorneys, accountants, auditors and other professionals if such custodians, agents, attorneys, accountants, auditors or other professionals shall have been selected with reasonable care. The fees and expenses charged by such custodians, agents, attorneys, accountants, auditors or other professionals, exclusive of fees for services to be performed by the Trustee, shall be paid [as provided in Section 5.7(b) and 5.7(c), as applicable.] Fees paid for custody of assets other than Copper shall be an expense of the Trustee.

(xiii) The Trustee in its individual or any other capacity may own or hold Shares, or be an underwriter or dealer in respect of Shares, and may deal in any manner with the same with the same rights and powers as if it were not the Trustee hereunder.

(g) The Sponsor shall be responsible for all organizational expenses of the Trust, and for the following administrative and marketing expenses of the Trust: fees for the Trustee’s ordinary services and reimbursement of its out-of-pocket expenses as provided in Section 5.7(b), listing fees of the Exchange, registration fees charged by the Commission, printing and mailing costs, audit fees and expenses and legal fees and expenses not in excess of $100,000 per year.

Section 5.4. Resignation or Removal of the Trustee; Appointment of Successor Trustee.

(a) The Trustee may at any time resign as Trustee hereunder by written notice of its election so to do, delivered to the Sponsor, and such resignation shall take effect upon the appointment of a successor Trustee and its acceptance of such appointment as hereinafter provided.

(b) The Sponsor may remove the Trustee in its discretion by written notice delivered to the Trustee in the manner provided in Section 5.7 at least 90 days prior to the fifth anniversary of the date of this Agreement or, thereafter, by written notice delivered to the Trustee at least 90 days prior to the last day of any subsequent three-year period.

(c) If at any time the Trustee

(i) ceases to be a Qualified Bank,

(ii) is in material breach of its obligations under this Agreement and fails to cure such breach within 30 days after receipt of written notice from the Sponsor or Registered Owners acting on behalf of at least 25% of the outstanding Shares specifying such default and requiring the Trustee to cure such default,

(iii) fails to consent to the implementation of an amendment to the Trust’s initial Internal Control Over Financial Reporting deemed necessary by the Sponsor and, after consultations with the Sponsor, the Sponsor and the Trustee fail to resolve their differences regarding such proposed amendment, or

(iv) fails to execute and deliver separate Certificates evidencing Shares to the DTC Participants entitled thereto in accordance with Section 2.2(e) hereof,

the Sponsor, acting on behalf of the Registered Owners, may remove the Trustee by written notice delivered to the Trustee in the manner provided in Section 7.5, and such removal shall take effect upon the appointment of a successor Trustee and its acceptance of such appointment as hereinafter provided.

(d) If the Trustee acting hereunder resigns or is removed, the Sponsor, acting on behalf of the Registered Owners, shall use its reasonable efforts to appoint a successor Trustee, which shall be a Qualified Bank. Every successor Trustee shall execute and deliver to its predecessor and to the Sponsor, acting on behalf of the Registered Owners, an instrument in writing accepting its appointment hereunder, and thereupon such successor Trustee, without any further act or deed, shall become fully vested with all the rights, powers, duties and obligations of its predecessor; but such predecessor, nevertheless, upon payment of all sums due it and on the written request of the Sponsor, acting on behalf of the Registered Owners, shall execute and deliver an instrument transferring to such successor all rights and powers of such predecessor hereunder, shall duly assign, transfer and deliver all right, title and interest in the Trust Property to such successor, and shall deliver to such successor a list of the Registered Owners of all outstanding Shares. The Sponsor or any such successor Trustee shall promptly mail notice of the appointment of such successor Trustee to the Registered Owners.

(e) Any corporation into which the Trustee may be merged, consolidated or converted in a transaction in which the Trustee is not the surviving corporation shall be the successor of the Trustee without the execution or filing of any document or any further act. During the 90-day period following the effectiveness of a merger, consolidation or conversion described in the preceding sentence, the Sponsor may, by written notice to the Trustee, remove the Trustee and designate a successor Trustee in compliance with the provisions of subsection (c) above.

Section 5.5. The Custodian.

(a) The Trustee is hereby directed to enter into the Custodian Agreement with the Initial Custodian. The Initial Custodian will be subject to the directions of the Trustee as provided in such Custody Agreement, and will be responsible solely to the Trustee. If upon the resignation of any Custodian there would be no Custodian acting hereunder, the Trustee shall, promptly after receiving such notice of such resignation, appoint a substitute custodian or custodians selected by the Sponsor pursuant to custody agreements approved by the Sponsor (provided, however, that the rights and duties of the Trustee hereunder and under the Custody Agreements shall not be materially altered without its consent), each of which shall thereafter be a Custodian hereunder. When directed by the Sponsor, the Trustee shall appoint a substitute or additional custodian or custodians, which shall thereafter be one of the Custodians hereunder. After the date of this Agreement, the Trustee shall not enter into or amend any Custody Agreement with a Custodian except as instructed by the Sponsor. When instructed by the Sponsor, the Trustee shall demand that a Custodian deliver such of the Copper held by it as is requested of it to any other Custodian or such substitute or additional custodian or custodians directed by the Sponsor. In connection with such delivery the Trustee will, solely if and in the manner directed by the Sponsor, cause the Copper to be weighed or assayed and any such weighing and assay shall be an expense of the Trust pursuant to Section 4.7(a)(2) hereof. The Trustee shall have no liability for any delivery of Copper or weighing or assaying of delivered Copper directed by the Sponsor pursuant to the preceding provisions of this paragraph and in the absence of such direction shall have no obligation to effect such a delivery or to cause the delivered Copper to be weighed, assayed or otherwise validated. Each such substitute or additional custodian shall, forthwith upon its appointment, enter into a Custody Agreement in form and substance approved by the Sponsor.

(b) With respect to the monitoring of any Custodian by the Trustee, the Trustee shall: (i) receive and review all reports of the Copper held for the Trust by such Custodian and of transactions in Copper held for the account of the Trust made by such Custodian pursuant to the Custody Agreements; and

(ii) arrange for inspections, audits or examinations of the Copper held for the Trust by such Custodian and of such Custodian’s accounts and operations related to such Cooper by accountants or other inspectors selected by the Sponsor after consultation with the Trustee at such times as directed by the Sponsor and as permitted by the Custody Agreements and report the results of such inspections, audits or examination to the Sponsor. Additionally, when instructed by the Sponsor, the Trustee shall take such further reasonable action with respect to the custody of the Copper as the Sponsor may direct, with the cost of any such further action to be an expense chargeable to the Trust. Other than as set forth in this Section 5.5(b), the Trustee shall have no duty to monitor any Custodian. In no event shall the Trustee be liable for (i) any loss or damage resulting from the actions or omissions of any Custodian or loss or damage to the Copper while in the possession of, or in transit to or from, any Custodian, (ii) the amount, validity or adequacy of insurance maintained by any Custodian, (iii) any defect in Copper held by a Custodian, (iv) any failure of Copper to meet all of the specifications of copper eligible to placed on Warrant and delivered pursuant to a copper futures contract traded on the LME or represented by a negotiable warehouse receipt, or (v) any failure of Copper to conform to a description thereof provided by the Custodian to the Trustee.

(c) Upon the appointment of any successor Trustee hereunder, each Custodian then acting hereunder shall forthwith become, without any further act or writing, the agent hereunder of such successor Trustee and the appointment of such successor Trustee shall in no way impair the authority of each Custodian hereunder; but the successor Trustee so appointed shall, nevertheless, on the written request of any Custodian, execute and deliver to such Custodian all such instruments as may be proper to give to such Custodian full and complete power and authority as agent hereunder of such successor Trustee.

Section 5.6. Indemnification.

(a) The Sponsor shall indemnify the Trustee, its directors, employees and agents (each, a “Trustee Indemnified Party”) against, and hold each of them harmless from, any loss, liability or expense (including, but not limited to, the reasonable fees and expenses of counsel) arising out of or in connection with the performance of the Trustee’s obligations under this Agreement or by reason of the Trustee’s administration of the Trust incurred without (i) negligence, bad faith, willful misconduct or willful malfeasance on the part of such Trustee Indemnified Party in connection with the performance of its obligations under this Agreement or (ii) reckless disregard on the part of such Trustee Indemnified Party of its obligations and duties under this Agreement. Such indemnity shall include payment by the Sponsor of the costs and expenses incurred by such Trustee Indemnified Party in defending itself against any claim or liability in its capacity as Trustee. In the event that the Sponsor fails to pay any amount due to any Trustee Indemnified Party in accordance with this Section 5.6(a), such Trustee Indemnified Party shall have a claim against the assets of the Trusts, which shall have priority over any claims by the Sponsor, any Beneficial Owner or any other Person. Any amounts payable to a Trustee Indemnified Party under this Section 5.6(a) may be payable in advance.

(b) The Trustee shall indemnify the Sponsor, its directors, employees and agents against, and hold each of them harmless from, any loss, liability or expense (i) caused by the negligence, bad faith, willful misconduct or willful malfeasance of the Trustee in the performance of its duties under this Agreement, or (ii) arising out of any information furnished in writing to the Sponsor by the Trustee expressly for use in the registration statement, or any amendment thereto or periodic or other report, filed with the Commission relating to the Shares that is not materially altered by the Sponsor.

(c) The Sponsor and its shareholders, directors, officers, employees, affiliates (as such term is defined under the Securities Act of 1933, as amended) and subsidiaries (each a “Sponsor Indemnified Party”) shall be indemnified from the Trust and held harmless against any loss, liability or expense incurred without (1) negligence, bad faith, willful misconduct or willful malfeasance on the part of such Sponsor Indemnified Party arising out of or in connection with the performance of its obligations under this Agreement or any actions taken in accordance with the provisions of this Agreement or (2) reckless disregard on the part of such Sponsor Indemnified Party of its obligations and duties under this Agreement. Notwithstanding the foregoing, such indemnity shall include payment from the Trust (i) of the costs and expenses incurred by such Sponsor Indemnified Party in defending itself against any claim or liability in its capacity as Sponsor and (ii) of any amounts to be paid or reimbursed by the Sponsor to the Trustee or any Trustee Indemnified Party under this Agreement (including under Section 5.6(a)). Any amounts payable to a Sponsor Indemnified Party under this Section 5.6(c) may be payable in advance or shall be secured by a lien on the Trust. The Sponsor may, in its discretion, undertake any action which it may deem necessary or desirable in respect of this Agreement and the rights and duties of the parties hereto and the interests of the Registered Owners and, in such event, the legal expenses and costs of any such actions shall be expenses and costs of the Trust and the Sponsor shall be entitled to be reimbursed therefor by the Trust.

(d) If an action, proceeding (including, but not limited to, any governmental investigation), claim or dispute (collectively, a “Proceeding”) in respect of which indemnity may be sought by either party is brought or asserted against the other party, the party seeking indemnification (the “Indemnitee”) shall promptly (and in no event more than ten (10) Business Days after receipt of notice of such Proceeding) notify the party obligated to provide such indemnification (the “Indemnitor”) of such Proceeding. The failure of the Indemnitee to so notify the Indemnitor shall not impair the Indemnitee’s ability to seek indemnification from the Indemnitor (but only for costs, expenses and liabilities incurred after such notice) unless such failure adversely affects the Indemnitor’s ability to adequately oppose or defend such Proceeding. Upon receipt of such notice from the Indemnitee, the Indemnitor shall be entitled to participate in such Proceeding and, to the extent that it shall so desire and provided no conflict of interest exists as specified in clause (i) below and there are no other defenses available to Indemnitee as specified in clause (iii) below, to assume the defense thereof with counsel reasonably satisfactory to the Indemnitee (in which case all attorney’s fees and expenses shall be borne by the Indemnitor and the Indemnitor shall in good faith defend the Indemnitee). The Indemnitee shall have the right to employ separate counsel in any such Proceeding and to participate in the defense thereof, but, in such case, no fees and expenses of such counsel shall be borne by the Indemnitor unless such fees and expenses are otherwise required to be indemnified under Section 5.6(a), (b) or (c), as applicable, and (i) there is such a conflict of interest between the Indemnitor and the Indemnitee as would preclude, in compliance with the ethical rules in effect in the jurisdiction in which the Proceeding was brought, one lawyer from representing both parties simultaneously, (ii) the Indemnitor fails, within the earlier of (x) twenty (20) days following receipt of notice of the Proceeding from the Indemnitee or (y) seven (7) days prior to the date the first response or appearance is required to be made in such Proceeding, to assume the defense of such Proceeding with counsel reasonably satisfactory to the Indemnitee or (iii) there are legal defenses available to Indemnitee that are different from or are in addition to those available to the Indemnitor. No compromise or settlement of such Proceeding may be effected by either party without the other party’s consent unless (m) there is no finding or admission of any violation of law and no effect on any other claims that may be made against such other party and (n) the sole relief provided is monetary damages that are paid in full by the party seeking the settlement. Neither party shall have any liability with respect to any compromise or settlement effected without its consent, which shall not be unreasonably withheld. The Indemnitor shall have no obligation to indemnify and hold harmless the Indemnitee from any loss, expense or liability incurred by the Indemnitee as a result of a default judgment entered against the Indemnitee unless such judgment was entered after the Indemnitor agreed, in writing, to assume the defense of such Proceeding.

(e) The indemnities provided by this Section 5.6 shall survive notwithstanding any termination of this Agreement and the Trust or the resignation or removal of the Trustee or the Sponsor, respectively.

Section 5.7. Charges of Trustee.

(a) Each Depositor, and each person surrendering Shares for the purpose of withdrawing Trust Property, shall pay to the Trustee the corresponding non-refundable Transaction Fee.

(b) The Trustee is entitled to receive from the Sponsor fees for its ordinary services and reimbursement for its ordinary out-of-pocket expenses in accordance with written agreements between the Sponsor and the Trustee.

(c) The Trustee is entitled to charge the Trust for all expenses and disbursements incurred by it under this Agreement exclusive of amounts specified in Section 5.7(b) (including the fees and disbursements of its legal counsel and any expenses identified in the Custodian Agreement as payable by the Trustee), except that the Trustee is not entitled to charge the Trust for (i) expenses and disbursements incurred by it prior to the commencement of trading of Shares on the Exchange and (ii) fees of agents for performing services the Trustee is required to perform under this Agreement.

Section 5.8. Charges of Sponsor.

(a) The Sponsor is entitled to receive from the Trust, chargeable as an expense of the Trust, a fee for services that will accrue daily at an annualized rate of [        ]% of Adjusted Net Asset Value and will be payable monthly in arrears.

(b) The Sponsor is entitled to receive reimbursement from the Trust for all expenses and disbursements incurred by it under the last sentence of Section 5.6(c) or that are of the type described in Section 4.7(a)(2), (3) or (5) of this Agreement, except that the Sponsor is not entitled to charge the Trust for (i) expenses and disbursements incurred by it prior to the commencement of trading of Shares on the Exchange and (ii) fees of agents for performing services the Sponsor is required to perform under this Agreement.

Section 5.9. Retention of Trust Documents. The Trustee is authorized to destroy those documents, records, bills and other data compiled during the term of this Agreement at the times permitted by the laws or regulations governing the Trustee, unless the Sponsor reasonably requests the Trustee in writing to retain those items for a longer period.

Section 5.10. Federal Securities Law Filings.

(a) The Sponsor shall (i) prepare and file a registration statement with the Commission and take such action as is necessary from time to time to qualify the Shares for offering and sale under the federal securities laws of the United States, including the preparation and filing of amendments and supplements to such registration statement, (ii) promptly notify the Trustee of any amendment or supplement to the registration statement or prospectus, of any order preventing or suspending the use of any prospectus, of any request for the amending or supplementing of the registration statement or prospectus or if any event or circumstance occurs which is known to the Sponsor as a result of which the registration statement or prospectus, as then amended or supplemented, would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, (iii) provide the Trustee from time to time with copies, including copies in electronic form, of the prospectus, as amended and supplemented, in such quantities as the Trustee may reasonably request and (iv) prepare and file any periodic reports or updates that may be required under the Exchange Act. The Trustee shall furnish to the Sponsor any information from the records of the Trust that the Sponsor reasonably requests in writing that is needed to prepare any filing or submission that the Sponsor or the Trust is required to make under the federal securities laws of the United States and, if required by the Sponsor, shall certify as to the accuracy of such information to the Sponsor.

(b) The Sponsor shall have all necessary and exclusive power and authority to (i) from time to time adopt, implement or amend such disclosure controls and procedures as are necessary or desirable, in the Sponsor’s reasonable judgment, to ensure compliance with the disclosure and ongoing reporting obligations under any applicable securities laws; (ii) appoint and remove the auditors of the Trust; and (iii) seek from the relevant securities or other regulatory authorities such relief, clarification or other action as the Sponsor shall deem necessary or desirable regarding the disclosure or financial reporting obligations of the Trust.

(c) The policies and procedures comprising the Trust’s initial Internal Control Over Financial Reporting have been adopted as of the date of this Agreement and copies thereof have been delivered to the appropriate officers of the Sponsor and the Trustee. Amendments to such initial Internal Control Over Financial Reporting may be proposed from time to time by the Sponsor, but such amendments may not be adopted in connection with the preparation of the Trust’s financial statements without the Trustee’s consent (which consent will not be unreasonably withheld or delayed).

Section 5.11. Prospectus Delivery. The Trustee shall, if required by the federal securities laws of the United States, in any manner permitted by such laws, deliver at the time of issuance of Shares, a copy of the relevant prospectus, as most recently furnished to the Trustee by the Sponsor, to each Depositor.

Section 5.12. Discretionary Actions by Trustee; Consultation.

(a) The Trustee may, in its discretion, or at the reasonable request of the Sponsor, undertake any action that it considers necessary or desirable to protect the Trust or the interests of the Registered Owners. The expenses incurred by the Trustee in connection with taking any action under the preceding sentence (including the fees and disbursements of legal counsel) shall be expenses of the Trust, and the Trustee shall be entitled to be reimbursed for those expenses by the Trust.

(b) The Trustee shall notify and consult with the Sponsor before undertaking any action under subsection (a) above or if the Trustee becomes aware of any development or event that affects the administration of the Trust but is not contemplated or provided for in this Agreement.

(c) The Sponsor shall notify and consult with the Trustee before undertaking any action under the last sentence of Section 5.6(c) or if the Sponsor becomes aware of any development or event that affects the administration of the Trust but is not contemplated or provided for in this Agreement.

ARTICLE 6

AMENDMENT AND TERMINATION

Section 6.1. Amendment. Subject to Section 4.11, the Trustee and the Sponsor may amend any provisions of this Agreement without the consent of any Registered Owner. Any amendment that imposes or increases any fees or charges (other than taxes and other governmental charges, registration fees or other such expenses), or that otherwise prejudices any substantial existing right of the Registered Owners will not become effective as to outstanding Shares until 30 days after notice of such amendment is given to the Registered Owners. Every Registered Owner and Beneficial Owner, at the time any amendment so becomes effective, shall be deemed, by continuing to hold any Shares or an interest therein, to consent and agree to such amendment and to be bound by this Agreement as amended thereby.

In no event shall any amendment impair the right of the Registered Owner of Shares to Surrender Baskets of Shares and receive therefor the amount of Trust Property represented thereby, except in order to comply with mandatory provisions of applicable law.

Section 6.2. Termination.

(a) The Trustee shall set a date on which this Agreement will terminate and mail notice of that termination to the Registered Owners at least 30 days prior to the date set for termination if any of the following occurs:

(i) The Trustee is notified that the Shares are delisted from a national securities exchange or other securities market and are not approved for listing on another national securities exchange or other securities market within five business days of their delisting;

(ii) Registered Owners acting in respect of at least 75% of the outstanding Shares notify the Trustee that they elect to terminate the Trust;

(iii) 60 days have elapsed since the Trustee notified the Sponsor of the Trustee’s election to resign and a successor trustee has not been appointed and accepted its appointment as provided in Section 5.4;

(iv) the Commission determines that the Trust is an investment company under the Investment Company Act of 1940, as amended, and the Trustee has actual knowledge of such Commission determination;

(v) the aggregate market capitalization of the Trust, based on the closing price for the Shares, was less than $[        ]million for five consecutive trading days and the Trustee receives, within six months after the last of those trading days, notice from the Sponsor of its decision to terminate the Trust;

(vi) the CFTC determines that the Trust is a commodity pool under the Commodity Exchange Act of 1936, as amended, and the Trustee has actual knowledge of that determination;

(vii) the Trust fails to qualify for treatment, or ceases to be treated, for United States federal income tax purposes, as a grantor trust, and the Trustee receives notice from the Sponsor that the Sponsor determines that, because of that tax treatment or change in tax treatment, termination of the Trust is advisable; or

(viii) if the law governing the Trust limits the maximum period during which the Trust may continue, upon the expiration of 21 years after the death of the last survivor of all of the descendants of Elizabeth II, Queen of England, living on the date of this Agreement.

(b) Except as otherwise provided in paragraph (a) above, the duration of the Trust will be indefinite.

(c) On and after the date of termination of this Agreement, each Registered Owner of Shares will, upon (i) Surrender of those Shares, (ii) payment of the fee of the Trustee for the Surrender of Shares provided in Section 5.7, and (iii) payment of any applicable taxes or other governmental charges, be entitled to delivery, to him or upon his order, of the amount of Trust Property represented by those Shares. The Trustee shall not accept any deposits of Copper after the date of termination of this Agreement. If any Shares remain outstanding after the date of termination of this Agreement, the Trustee thereafter shall discontinue the registration of transfers of Shares, shall not make any distributions to Registered Owners, and shall not give any further notices or perform any further acts under this Agreement, except that the Trustee shall continue to collect distributions pertaining to Trust Property and hold the same uninvested and without liability for interest, pay the Trust’s expenses and sell Copper as necessary to meet those expenses and shall continue to deliver Trust Property, together with any distributions received with respect thereto and the net proceeds of the sale of any other property, in exchange for Shares Surrendered to the Trustee (after deducting or upon payment of, in each case, the fee of the Trustee set forth in Section 5.7 for the Surrender of Shares, any expenses for the account of the Registered Owner of such Shares in accordance with the terms and conditions of this Agreement, and any applicable taxes or other governmental charges). At any time after the expiration of 90 days following the date of termination of this Agreement, the Trustee shall sell the Trust Property then held under this Agreement and may thereafter hold uninvested the net proceeds of any such sale, together with any other cash then held by it under this Agreement, unsegregated and without liability for interest, for the pro rata benefit of the Registered Owners of Shares that have not theretofore been Surrendered, such Registered Owners thereupon becoming general creditors of the Trustee with respect to such net proceeds. After making such sale, the Trustee shall be discharged from all obligations under this Agreement, except to account for such net proceeds and other cash (after deducting, in each case, any fees, expenses, taxes or other governmental charges payable by the Trust, the fee of the Trustee for the Surrender of Shares and any expenses for the account of the Registered Owner of such Shares in accordance with the terms and conditions of this Agreement, and any applicable taxes or other governmental charges). Upon the termination of this Agreement, the Sponsor shall be discharged from all obligations under this Agreement except that its obligations to the Trustee under Section 5.6 and Section 5.7 shall survive termination of this Agreement.

(d) If the Sponsor shall be adjudged bankrupt or insolvent, or a receiver of the Sponsor or of its property shall be appointed, or a trustee or liquidator or any public officer shall take charge or control of the Sponsor or of its property or affairs for the purpose of rehabilitation, conservation or liquidation or if the Sponsor has been dissolved or has ceased to exist as a legal entity for any reason and, in any such event, the Sponsor has not caused a substitute sponsor satisfactory to the Trustee to assume its obligations hereunder, then in any such case the Sponsor shall be deemed conclusively to have resigned with such resignation being effective immediately upon the occurrence of any of the specified events, and the Trustee may terminate and liquidate the Trust and distribute its remaining assets pursuant to this Section 6.2. The Trustee shall have no obligation to appoint a successor Sponsor or to assume the duties of the Sponsor and shall have no liability to any person because the Trust is or is not terminated pursuant to this paragraph.

ARTICLE 7

MISCELLANEOUS

Section 7.1. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of such counterparts shall constitute one and the same instrument. Copies of this Agreement shall be filed with the Trustee and shall be open to inspection by any Registered Owner during the Trustee’s business hours.

Section 7.2. Third-Party Beneficiaries. This Agreement is for the exclusive benefit of the parties hereto and the Beneficial Owners, and shall not be deemed to give any legal or equitable right, remedy or claim whatsoever to any other person.

Section 7.3. Severability. In case any one or more of the provisions contained in this Agreement should be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall in no way be affected, prejudiced or disturbed thereby.

Section 7.4. Certain Matters relating to Beneficial Owners.

(a) By the purchase and acceptance or other lawful delivery and acceptance of Shares, each Beneficial Owner thereof shall be deemed to be a beneficiary of the Trust created by this Agreement and vested with beneficial undivided interest in the Trust to the extent of the Shares owned beneficially by such Beneficial Owner, subject to the terms and conditions of this Agreement. Upon issuance as provided herein, Shares shall be fully paid and non-assessable.

(b) Subject to and in accordance with Section 2.6, Shares may at any time prior to the date specified by the Trustee in connection with the termination of the Trust be tendered to the Trustee for redemption.

(c) The death or incapacity of any Beneficial Owner shall not operate to terminate this Agreement or the Trust, nor entitle such Beneficial Owner’s legal representatives or heirs to claim an accounting or to take any action or proceeding in any court for a partition or winding up of the Trust, nor otherwise affect the rights, obligations and liabilities of the parties hereto or any of them. Each Beneficial Owner expressly waives any right such Beneficial Owner may have under any rule of law, or the provisions of any statute, or otherwise, to require the Trustee at any time to account, in any manner other than as expressly provided in the Agreement, in respect of the Trust Property from time to time received, held and applied by the Trustee hereunder.

(d) No Beneficial Owner shall have any right to vote or in any manner otherwise to control the operation and management of the Trust, or the obligations of the parties hereto. Nothing set forth in this Agreement shall be construed so as to constitute the Beneficial Owners from time to time as partners or members of an association; nor shall any Beneficial Owner ever be liable to any third person by reason of any action taken by the parties to this Agreement, or for any other cause whatsoever.

(e) The rights of Beneficial Owners must be exercised by DTC Participants or participants of any successor Depository acting on their behalf in accordance with its rules and procedures and shall be bound by all of the terms and conditions hereof by their acceptance of Shares or any interest therein or by their depositing Copper, as the case may be.

Section 7.5. Notices.

(a) All notices given under this Agreement must be in writing.

(b) Any and all notices to be given to the Trustee or the Sponsor shall be deemed to have been duly given (i) when it is actually delivered by a messenger or recognized courier service, (ii) five days after it is mailed by registered or certified mail, postage paid or (iii) when receipt of a facsimile transmission is acknowledged via a return receipt or receipt confirmation as requested by the original transmission, in each case to or at the address set forth below:

To the Trustee:

THE BANK OF NEW YORK MELLON

101 Barclay Street, 22-W

New York, New York 10286

Attention: ADR Administration

Facsimile: 212-571-3050

or any other place to which the Trustee may have transferred its Corporate Trust Office with notice to the Sponsor.

To the Sponsor:

BLACKROCK ASSET MANAGEMENT INTERNATIONAL INC.

400 Howard Street

San Francisco, California 94105

Attention: Product Management Team, Intermediary Investor and Exchange-Traded Products Department

Telephone:          (415) 670-4920

Facsimile:           (415) 618-5925

with copy to:

BLACKROCK ASSET MANAGEMENT INTERNATIONAL INC.

400 Howard Street

San Francisco, California 94105

Attention: Legal Department

Telephone:          (415) 670-2860

Facsimile:           (415) 618-5731

or any other place to which the Sponsor may have transferred its principal office with notice to the Trustee.

(c) Any and all notices to be given to a Registered Owner shall be deemed to have been duly given (i) when actually delivered by messenger or a recognized courier service, (ii) when mailed, postage prepaid or (iii) when sent by facsimile transmission confirmed by letter, in each case at or to the address of such Registered Owner as it appears on the transfer books of the Trustee, or, if such Registered Owner shall have filed with the Trustee a written request that any notice or communication intended for such Registered Owner be delivered to some other address, at the address designated in such request. Notices to Beneficial Owners shall be delivered to DTC or any successor Depository.

Section 7.6. Agent for Service; Submission to Jurisdiction. The Sponsor hereby (i) irrevocably designates and appoints CT Corporation System, located at 111 Eighth Avenue, New York, New York 10011, U.S.A., as the Sponsor’s authorized agent upon which process may be served in any suit or proceeding arising out of or relating to the Shares, the Trust Property or this Agreement, (ii) consents and submits to the jurisdiction of any state or federal court in The City of New York, State of New York, in which any such suit or proceeding may be instituted, and (iii) agrees that service of process upon said authorized agent (or any successor thereto from time to time duly appointed as such by the Sponsor and the name and address of which shall have been informed in writing by the Sponsor to the Trustee) shall be deemed in every respect effective service of process upon the Sponsor in any such suit or proceeding. The Sponsor further agrees to maintain the appointment of an agent for service of process in full force and effect for so long as any Shares remain outstanding or this Agreement remains in force. In the event the Sponsor fails to continue such designation and appointment in full force and effect, the Sponsor hereby waives personal service of process upon it and consents that any such service of process may be made by certified or registered mail, return receipt requested, directed to the Sponsor at its address last specified for notices hereunder, and service so made shall be deemed completed five (5) days after the same shall have been so mailed.

Section 7.7. Governing Law. This Agreement shall be interpreted under, and all rights and duties under this Agreement shall be governed by, the internal substantive laws (but not the choice of law rules) of the State of New York.

IN WITNESS WHEREOF, the parties hereto have duly executed this Depositary Trust Agreement as of the day and year first set forth above.

BLACKROCK ASSET MANAGEMENT INTERNATIONAL INC. as Sponsor

By:
Name:
Title:

By:
Name:
Title:

THE BANK OF NEW YORK MELLON, as Trustee

By:
Name:
Title:

EXHIBIT A

[Form of Certificate]

THE SHARES EVIDENCED HEREBY REPRESENT RIGHTS WITH RESPECT TO UNDERLYING TRUST PROPERTY (AS DEFINED IN THE DEPOSITARY TRUST AGREEMENT REFERRED TO HEREIN) HELD BY THE TRUST AND DO NOT EVIDENCE AN OBLIGATION OF, OR AN INTEREST IN, AND ARE NOT GUARANTEED BY THE SPONSOR OR THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE SHARES NOR THE UNDERLYING TRUST PROPERTY ARE INSURED UNDER ANY AGREEMENT THAT DIRECTLY BENEFITS THE TRUST OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR ANY OTHER PERSON.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE AGENT AUTHORIZED BY THE ISSUER FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

iSHARES® COPPER TRUST SHARES

ISSUED BY

iSHARES® COPPER TRUST

REPRESENTING

FRACTIONAL INTERESTS IN DEPOSITED COPPER AND ANY OTHER TRUST PROPERTY

THE BANK OF NEW YORK MELLON, as Trustee

No.	* Shares

CUSIP: [                    ]

THE BANK OF NEW YORK MELLON, as Trustee (hereinafter called the Trustee), hereby certifies that CEDE & CO., as nominee of the Depository Trust Company, or registered assigns, IS THE OWNER OF * Shares issued by iShares® Copper Trust, each representing a fractional undivided interest in the net assets of the Trust, as provided in the Agreement referred to below. At the time of delivery of the Agreement, each 2,500 Shares represented an interest in 5 metric tons of Copper held by the Custodian. The amount of Copper in which each 2,500 Shares represents an interest will decline over time as provided in the Agreement. The Trustee’s Corporate Trust Office is located at a different address than its principal executive office. Its Corporate Trust Office is located at 101 Barclay Street, New York, New York 10286, and its principal executive office is located at One Wall Street, New York, New York 10286.

This Certificate is issued upon the terms and conditions set forth in the Depositary Trust Agreement dated as of [            ], 20[    ] (the “Agreement”) between BlackRock Asset Management International Inc. (herein called the Sponsor) and the Trustee. By becoming a Registered Owner or Beneficial Owner, or by depositing Copper, a Person is bound by all the terms and conditions of the Agreement. The Agreement sets forth the rights of Depositors and Registered Owners and the rights and duties of the Trustee and the Sponsor. Copies of the Agreement are on file at the Trustee’s Corporate Trust Office in New York City.

The Agreement is hereby incorporated by reference into and made a part of this Certificate as if set forth in full in this place. Capitalized terms not defined herein shall have the meanings set forth in the Agreement.

This Certificate shall not be entitled to any benefits under the Agreement or be valid or obligatory for any purpose unless it is executed by the Trustee by the manual or facsimile signature of a duly authorized signatory of the Trustee and, if a Registrar (other than the Trustee) for the Shares shall have been appointed, countersigned by the manual signature of a duly authorized officer of the Registrar.

Dated:	THE BANK OF NEW YORK MELLON,
as Trustee

By:

*	That number of Shares held at The Depository Trust Company at any given point in time.

THE TRUSTEE’S CORPORATE TRUST OFFICE ADDRESS IS

101 BARCLAY STREET, NEW YORK, NEW YORK 10286